Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2010 Operating Results

NORTH MIAMI BEACH, FL; November 3, 2010 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2010.

During the third quarter, the company:

•	Reported quarterly Funds From Operations (FFO) of $0.24 per diluted share and FFO for the first nine months of $0.73 per diluted share
•	Reported core occupancy of 89.9%, down 20 basis points from June 30, 2010
•	Reported a decline in same property net operating income of 0.6% as compared to third quarter 2009
•	Increased its unsecured revolving credit facility from $272 million to $400 million and added four new financial institutions to the bank group
•	Bought additional shares of DIM Vastgoed N.V. (DIM) increasing its ownership to approximately 97.4% as of September 30, 2010
•
Acquired four properties for $85.6 million: 1175 Third Avenue in New York, NY for $21.0 million, two shopping centers in Miami Dade County for $45.3 million and one shopping center in Jacksonville, FL for $19.3 million

“We were pleased with our third quarter operating results, as the leasing environment continues to show encouraging signs of improvement,” said Jeff Olson, Chief Executive Officer of Equity One. “Over the past twelve months, we have continued to upgrade our portfolio quality by completing or placing under contract nearly $1 billion in acquisitions concentrated in San Francisco, New York and Miami, three of the strongest retail markets in the country.  This activity is consistent with our strategic plan to transform Equity One into a major owner and developer of grocery anchored and value-oriented shopping centers in the most desirable and densely populated markets in the United States.  With an average population density of approximately 200,000 people within a 3-mile ring, we believe our new acquisitions will provide long-term benefits to the future growth of our cash flows and create significant value for Equity One shareholders.”

Financial Highlights

In the third quarter 2010, the company generated FFO of $22.2 million, or $0.24 per diluted share, as compared to FFO for the same period in 2009 of $31.3 million, or $0.36 per diluted share.  The third quarter 2010 FFO results include $0.03 per share in transaction costs primarily related to Capital & Counties, DIM, and properties acquired during the quarter. Excluding these costs, FFO for the third quarter of 2010 would have been $0.27 per diluted share. The third quarter 2009 FFO results include gains of $6.3 million, or $0.07 per diluted share, from the sale of our investment in equity securities and $2.3 million, or $0.03 per diluted share, of gains from the sale of two outparcels.

For the nine months ended September 30, 2010, the company generated FFO of $66.2 million, or $0.73 per diluted share, as compared to FFO for the same period in 2009 of $118.4 million, or $1.43 per diluted share.  The year to date 2010 FFO results include $0.08 per share in transaction costs primarily related to acquisition activity and $0.02 per share in gains from land sales and securities. Excluding these costs, FFO for the nine month period would have been $0.79 per diluted share. The FFO results for the nine months ended September 30, 2009 include $0.40 per diluted share of non-recurring items primarily pertaining to the bargain purchase gain from our acquisition of a controlling stake in DIM and the gain from our investment in equity securities.

Net income attributable to Equity One was $5.1 million and earnings per diluted share was $0.05 for the quarter ended September 30, 2010 as compared to net income of $15.3 million, or $0.17 per diluted share, for third quarter 2009. For the nine month period ended September 30, 2010, net income attributable to Equity One was $16.8 million, or $0.18 per diluted share, as compared to $74.5 million, or $0.89 per diluted share, for the nine month period ended September 30, 2009. The decrease in net income for the three and nine months ended September 30, 2010 as compared to the respective periods in 2009 is attributable to those factors affecting FFO as discussed above.

Operating Highlights

As of September 30, 2010, occupancy for the company’s consolidated core portfolio was 89.9%, down 30 basis points on a same property basis as compared to June 30, 2010. Compared to the same period ended September 30, 2009, occupancy was down 80 basis points on a same-property basis.

Same property net operating income declined 0.6% for the third quarter of 2010 as compared to the third quarter of 2009.

During the third quarter of 2010, the company executed 55 new leases in its core portfolio totaling 116,007 square feet at an average rental rate of $14.28 per square foot, representing a 1.2% decrease from prior rents on a same-space cash basis.  Also during the third quarter, the company renewed 90 leases in its core portfolio for 244,046 square feet for an average rental rate decline of 3.3% to $15.26 per square foot on a cash basis.

Acquisition and Disposition Activity

During the third quarter, the company acquired four retail properties totaling 377,138 square feet with an aggregate purchase price of approximately $85.6 million. These include:

•	1175 Third Avenue, located in Manhattan, NY, acquired for $21.0 million
•	Country Walk Plaza, located in Miami, FL, acquired for $27.8 million
•	Pablo Plaza, located in Jacksonville, FL, acquired for $19.3 million
•	West Bird Plaza, located in Miami, FL, acquired for $17.5 million

Development and Redevelopment Activities

At September 30, 2010, the company had approximately $45.4 million of active development projects and approximately $10.8 million of redevelopment projects underway. The estimated remaining cost to complete these projects is approximately $19.8 million. Costs to develop the land parcel adjacent to the company’s Westbury Plaza are not included in these amounts as such costs have not yet been finalized given the preliminary stage of the project.

Investing and Financing Activities

The company increased its unsecured revolving credit facility from $272 million to $400 million by exercising its accordion feature. Four new banks joined the existing facility with no modification to the terms and covenants and several of the incumbent banks added to their previous commitment. The company currently has $32 million outstanding on the line which bears interest at a rate of LIBOR + 1.40%.

During the third quarter, the company increased its ownership of DIM to approximately 97.4% as of September 30, 2010. DIM was delisted from trading as a separate public company on August 1, 2010.  The company filed a writ of summons with the Dutch Enterprise Chamber in Amsterdam initiating statutory squeeze-out proceedings with respect to the minority shares not owned by the company.

Balance Sheet Highlights

At September 30, 2010, the company’s total market capitalization (including debt and equity) was $2.8 billion, comprising 92.8 million shares of common stock outstanding (on a fully diluted basis) valued at $1.6 billion and $1.2 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 44.6%.  In addition, the company had approximately $747,000 of cash on hand at September 30, 2010 and $32 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

Excluding transaction costs associated with acquisition activity, the company is narrowing its previously announced 2010 FFO guidance to $1.05 to $1.09 per diluted share as compared to the previous range of $1.02 to $1.10 per diluted share.

Fourth Quarter 2010 Dividend Declared

On November 2, 2010, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending December 31, 2010, payable on December 31, 2010 to stockholders of record on December 17, 2010.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Wednesday, November 3, 2010 at 4:30 p.m. Eastern Time to review the 2010 third quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 202-3048 (U.S./Canada) or (617) 213-8843 (international) using pass code 77684007. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 24708536 through November 11, 2010.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2010, Equity One owned or had interests in 189 properties, consisting of 174 shopping centers comprising approximately 19.5 million square feet, four projects in development/redevelopment, six non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties or portfolios for acquisition; the success of its efforts to lease up vacant space; the effects of natural, man-made, and other disasters; the ability of Equity One to successfully complete the acquisitions, and integrate the operations and systems of companies and properties it desires to acquire; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2010 (Unaudited) and December 31, 2009
(In thousands, except per share amounts)

	September 30, 2010	December 31, 2009
ASSETS
Properties:
Income producing	$2,615,171	$2,433,431
Less: accumulated depreciation	(276,492)	(240,172)
Income producing properties, net	2,338,679	2,193,259
Construction in progress and land held for development	72,776	68,866
Properties, net	2,411,455	2,262,125

Cash and cash equivalents	747	47,970
Accounts and other receivables, net	11,505	9,806
Investments in and advances to unconsolidated joint ventures	12,136	11,524
Securities	-	820
Goodwill	11,442	11,477
Other assets	123,085	108,598
TOTAL ASSETS	$2,570,370	$2,452,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$537,060	$551,647
Unsecured revolving credit facilities	32,000	-
Unsecured senior notes payable	691,136	691,136
	1,260,196	1,242,783
Unamortized discount on notes payable, net	(22,579)	(25,892)
Total notes payable	1,237,617	1,216,891

Other liabilities:
Accounts payable and accrued expenses	49,570	33,251
Tenant security deposits	8,926	9,180
Deferred tax liabilities, net	47,184	50,059
Other liabilities	94,949	54,237
Total liabilities	1,438,246	1,363,618

Redeemable noncontrolling interest	989	989

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 150,000 shares authorized, 92,207 and 86,131 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	921	861
Additional paid-in capital	1,221,447	1,110,427
Distributions in excess of earnings	(91,047)	(46,810)
Contingent consideration	-	323
Accumulated other comprehensive loss	(1,804)	(266)
Total stockholders’ equity of Equity One, Inc.	1,129,517	1,064,535

Noncontrolling interest	1,618	23,178
Total stockholders' equity	1,131,135	1,087,713

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,570,370	$2,452,320

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
For the three and nine months ended September 30, 2010 and 2009
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUE:
Minimum rent	$55,261	$51,772	$163,909	$156,834
Expense recoveries	15,690	14,510	46,313	43,346
Percentage rent	176	126	1,534	1,516
Management and leasing services	354	322	1,125	1,316
Total revenue	71,481	66,730	212,881	203,012
COSTS AND EXPENSES:
Property operating	20,601	19,500	60,647	58,103
Rental property depreciation and amortization	16,906	15,425	50,022	45,559
General and administrative	9,749	7,772	31,577	29,021
Total costs and expenses	47,256	42,697	142,246	132,683
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	24,225	24,033	70,635	70,329

OTHER INCOME AND EXPENSE:
Investment income	39	6,772	687	10,035
Equity in loss in unconsolidated joint ventures	(64)	(9)	(147)	(37)
Other income	49	325	205	1,409
Interest expense	(19,117)	(17,733)	(58,360)	(55,425)
Amortization of deferred financing fees	(479)	(369)	(1,379)	(1,135)
Gain on acquisition of controlling interest in subsidiary	-	-	-	26,866
Loss on sale of real estate	(186)	-	(186)	-
Gain on extinguishment of debt	-	160	63	12,395
Other expense	(34)	-	(34)	-
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	4,433	13,179	11,484	64,437

Income tax benefit of taxable REIT subsidiaries	690	774	2,684	2,263
INCOME FROM CONTINUING OPERATIONS	5,123	13,953	14,168	66,700

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	-	215	81	885
Gain on disposal of income producing properties	-	580	1,898	5,373
INCOME FROM DISCONTINUED OPERATIONS	-	795	1,979	6,258

NET INCOME	5,123	14,748	16,147	72,958

Net loss attributable to noncontrolling interest	10	570	657	1,553
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$5,133	$15,318	$16,804	$74,511

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.05	$0.17	$0.16	$0.82
Discontinued operations	-	0.01	0.02	0.08
	$0.05	$0.18	$0.18	$0.90
Number of Shares Used in Computing Basic Earnings per Share	92,180	85,960	90,695	82,375

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.05	$0.16	$0.16	$0.81
Discontinued operations	-	0.01	0.02	0.07
	$0.05	$0.17	$0.18	$0.89
Number of Shares Used in Computing Diluted Earnings per Share	92,330	86,649	90,898	83,019

Note:  Diluted EPS for the nine months ended September 30, 2009 does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Net income attributable to Equity One, Inc.	$5,133	$15,318	$16,804	$74,511
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	16,811	13,903	48,482	41,078
Loss on disposal of income producing properties	-	1,758	-	1,758
Pro rata share of real estate depreciation from unconsolidated joint ventures	292	359	899	1,059
Funds from operations	$22,236	$31,338	$66,185	$118,406

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Earnings per diluted share attributable to Equity One, Inc.	$0.05	$0.17	$0.18	$0.89
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.16	0.53	0.49
Loss on disposal of income producing properties	-	0.02	-	0.02
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-	0.01	0.01
Net adjustment for unvested shares and noncontrolling interest	0.01	0.01	0.01	0.02
Funds from operations per diluted share	$0.24	$0.36	$0.73	$1.43